Exhibit (a)(5)(N)

bluebird bio confirms that Ayrmid, Ltd. has not delivered a binding offer or obtained necessary financing despite extensive engagement bluebird Board reaffirms unanimous recommendation in support of transaction with Carlyle and SK Capital and recommends all stockholders tender into the current agreement by May 2, 2025

SOMERVILLE, Mass.—(BUSINESSWIRE)— bluebird bio, Inc. (NASDAQ: BLUE) (“bluebird” or “the Company”) today announced that after three weeks of engagement, including a timeline extension, Ayrmid Ltd. (“Ayrmid”) has not submitted a binding proposal to acquire bluebird and has not obtained necessary financing. In consultation with its financial and legal advisors, the bluebird Board of Directors (the “Board”) reaffirms its recommendation in support of the transaction with Carlyle and SK Capital and recommends all stockholders tender into the current agreement by May 2, 2025.

“Ayrmid’s proposal remains highly conditional, despite an extension to the previously agreed-upon timeline to complete confirmatory diligence and submit a binding offer,” said Mark Vachon, chairman of the bluebird bio Board of Directors. “bluebird has engaged with Ayrmid on two separate occasions—neither of which has resulted in a binding or fully-financed offer. After careful consideration with our financial and legal advisors, discussions with Hercules Capital, and taking into account that absent a significant infusion of capital, bluebird continues to be at significant risk of defaulting on its loan covenants, the Board unanimously reaffirms its support of the previously announced agreement with Carlyle and SK Capital in the strongest possible terms.”

Background on the Board’s Recommendation

As announced on February 21, 2025, bluebird entered into a definitive agreement (the “Merger Agreement”) with funds managed by global investment firms Carlyle and SK Capital, LP to be acquired and taken private for $3.00 per share in cash and a one-time contingent value right of $6.84 per share payable upon achievement of a net sales milestone, contingent upon certain offer conditions. The Board unanimously approved the agreement following a comprehensive review of bluebird’s strategic alternatives that included meeting with more than 100 potential investors and partners over a period of five months, and a third and final denial by the Federal Drug Administration of bluebird’s appeal for a priority review voucher.

After commencing the tender offer with Carlyle and SK Capital, bluebird subsequently received an unsolicited non-binding written proposal from Ayrmid to acquire bluebird for an upfront cash payment of $4.50 per share and a one-time contingent value right of $6.84 per share payable upon achievement of a net sales milestone. The Ayrmid Proposal was subject to significant conditions and further negotiations between the parties, including confirmatory diligence.

Consistent with its fiduciary duties, bluebird and the Board agreed to a two-week period of confirmatory diligence with Ayrmid to conclude with submission of a binding offer ready for signature. On April 11, 2025, at the request of Ayrmid, bluebird agreed to extend this period by four additional days. Ayrmid did not deliver a binding offer at the conclusion of that period and also acknowledged that it had not obtained necessary financing for its proposal. Ayrmid indicated they are continuing to pursue financing and expected to provide an update in the coming week. In addition to the most recent three-week diligence period Ayrmid was also party to the strategic process prior to announcement of the agreement with Carlye and SK Capital. In light of Ayrmid’s failure to deliver a binding offer after three weeks of engagement, or as part of the earlier strategic review process, the Board reiterates its unanimous recommendation in support of the transaction with Carlyle and SK Capital. In making this determination, the Board considered that absent a significant infusion of capital, bluebird continues to be at significant risk of defaulting on its loan covenants and the transaction with Carlyle and SK Capital Partners is the only currently viable solution to generate value for stockholders.

About bluebird bio

Founded in 2010, bluebird has been setting the standard for gene therapy for more than a decade—first as a scientific pioneer and now as a commercial leader. bluebird has an unrivaled track record in bringing the promise of gene therapy out of clinical studies and into the real-world setting, having secured FDA approvals for three therapies in under two years. Today, we are proving and scaling the commercial model for gene therapy and delivering innovative solutions for access to patients, providers, and payers.

With a dedicated focus on severe genetic diseases, bluebird has the largest and deepest ex-vivo gene therapy data set in the field, with industry-leading programs for sickle cell disease, ß-thalassemia, and cerebral adrenoleukodystrophy. We custom design each of our therapies to address the underlying cause of disease and have developed in-depth and effective analytical methods to understand the safety of our lentiviral vector technologies and drive the field of gene therapy forward.

bluebird continues to forge new paths as a standalone commercial gene therapy company, combining our real-world experience with a deep commitment to patient communities and a people-centric culture that attracts and grows a diverse flock of dedicated birds.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird. The solicitation and the offer to buy shares of bluebird’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, that were filed by Parent and Merger Sub with the SEC on March 7, 2025. In addition, bluebird has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 7, 2025. The tender offer materials and the Solicitation/Recommendation statement, as they may be amended from time to time, contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by calling Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (877) 825-8793 for stockholders or by calling collect at (212) 750-5833 for banks or brokers.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included in this press release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on bluebird’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction contemplated by the Merger Agreement; the planned completion and timing of the transaction contemplated by the Merger Agreement; statements regarding bluebird’s future results of operations and financial position; bluebird’s expectations with respect to the commercialization of its products, including without limitation, patient demand, the timing and amount of revenue recognition; and bluebird’s ability to establish favorable coverage for its therapies. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the Offer and the Merger; uncertainties as to the percentage of bluebird stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer or the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to bluebird’s liquidity during the pendency of the Offer and the Merger or in the event of a termination of the Merger Agreement; risks that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; delays and challenges in bluebird’s commercialization and manufacturing of its products, including challenges in manufacturing vector for ZYNTEGLO and SKYSONA to meet current demand; the internal and external costs required for bluebird’s ongoing and planned activities, and the resulting impact on expense and use of cash, has been, and may in the future be, higher than expected, which has caused bluebird, and may in the future cause bluebird, to use cash more quickly than it expects or change or curtail some of its plans or both; substantial doubt exists regarding bluebird’s ability to continue as a going concern; bluebird’s expectations as to expenses, cash usage and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than bluebird’s assumptions; the risk that additional funding may not be available on acceptable terms, or at all; risks related to bluebird’s loan agreement, including the risk that operating restrictions could adversely affect bluebird’s ability to conduct its business, the risk that bluebird will not achieve milestones required to access future tranches under the agreement, and the risk that bluebird will fail to comply with covenants under the agreement, including with respect to required cash and revenue levels, which could result in an event of default; the risk that the efficacy and safety results from bluebird’s prior and ongoing clinical trials will not continue or be seen in the commercial context; the risk that the QTCs experience delays in their ability to enroll or treat patients; the risk that bluebird experiences delays in establishing operational readiness across its supply chain; the risk that there is not sufficient patient demand or payer reimbursement to support continued commercialization of bluebird’s therapies; the risk of insertional oncogenic or other safety events associated with lentiviral vector, drug product, or myeloablation, including the risk of hematologic malignancy; the risk that bluebird’s products, including LYFGENIA, will not be successfully commercialized; and other risks and uncertainties pertaining to bluebird’s business, including the risks and uncertainties detailed in bluebird’s prior filings with the SEC, including under the heading “Risk Factors” in bluebird’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

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